Exhibit 99.(a)(1)(C)

ENTROPIC COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS

FORM OF NOTICE OF WITHDRAWAL

To the Entropic Communications, Inc. Human Resources department:

I previously signed, dated and returned an Election Form in which I elected to accept the offer by Entropic Communications, Inc. (the “Company”) to exchange certain grants of Eligible Options that I currently hold for Replacement Options (the “Offer”) as set forth in the Offer to Exchange Certain Outstanding Options for Replacement Options, including the related cover letter, the Summary Term Sheet, the Glossary of Terms Used in the Offering Documents and the Questions and Answers (collectively, the “Offer Documents”) dated April 16, 2009. Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

I now wish to change my previous election and reject the Offer. I understand that by signing this Notice of Withdrawal and delivering it to the Company’s Human Resources department using one of the methods set forth below, and in accordance with the attached instructions, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that to reject the Offer, I must sign, date and deliver this Notice of Withdrawal to the Company’s Human Resources department using one of the methods set forth below, before 5:00 p.m., Pacific Time, on May 14, 2009, or later if the Company extends the expiration of the Offer.

By rejecting the Offer I understand that I will not receive any Replacement Options, and I will keep my grants of Eligible Options. My Eligible Options will continue to be governed by the equity incentive plan under which they were granted and the existing option agreements between the Company and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to the Company’s Human Resources department in accordance with the instructions set forth in the Election Form before 5:00 p.m., Pacific Time, on May 14, 2009, or later if the Company extends the expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form.

I DO NOT accept the Company’s offer to exchange any of the Eligible Options that I hold.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address Date and Time

PLEASE SUBMIT THE COMPLETED NOTICE OF WITHDRAWAL TO THE COMPANY BY:

•	Sending a PDF copy of your completed and signed Notice of Withdrawal via e-mail to stockadministration@entropic.com;

•	Faxing a copy of your completed and signed Notice of Withdrawal to the attention of Suzanne Zoumaras at (858) 546-2411; or

•

Delivering or sending your completed and signed Notice of Withdrawal by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

EACH NOTICE OF WITHDRAWAL MUST BE RECEIVED AT OR BEFORE

5:00 P.M., PACIFIC TIME, ON MAY 14, 2009.

THE COMPANY’S HUMAN RESOURCES DEPARTMENT WILL SEND YOU AN EMAIL CONFIRMATION

WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1.

1. Delivery of Notice of Withdrawal. A properly completed and executed copy of this Notice of Withdrawal must submitted to the Company’s Human Resources department before 5:00 p.m., Pacific Time, on May 14, 2009 (the “Expiration Date”) by: (i) sending a PDF copy of the completed and executed Notice of Withdrawal via e-mail to stockadministration@entropic.com; (ii) faxing a copy of the completed and executed Notice of Withdrawal to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending the completed and executed Notice of Withdrawal by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by the Company’s human resources department. You should allow sufficient time to ensure timely delivery.

Although by submitting a Notice of Withdrawal with respect to your previous election, you have withdrawn your election to exchange your grants of Eligible Options, you may change your mind and re-accept the Offer at any time prior to the Expiration Date. If the Company extends the expiration of the Offer, you may elect to accept the Offer at any time prior to the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form in accordance with the instructions included with the Election Form to the Company before the Expiration Date. Your Eligible Options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of a new Election Form following the procedures described in the instructions to the Election Form.

If you do not wish to withdraw your election IN ITS ENTIRETY, you should not fill out this Notice of Withdrawal. If you wish to change your election with respect to only particular grants of Eligible Options, then you should instead complete and deliver a new Election Form. As noted in the Offer Documents, you may select grants of Eligible Options to be exchanged in accordance with the exchange ratio for a specified number of Replacement Options. You do not have to exchange all your grants of Eligible Options, but for each individual grant of Eligible Options you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which grants of Eligible Options you would like to exchange at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may change your election regarding particular grants of Eligible Options you elected to exchange at any time prior to the new Expiration Date. To change your election regarding any particular grants of Eligible Options you previously elected to exchange, while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the instructions included with the Election Form. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on this Notice of Withdrawal. In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed it. You must also include your email address and your employee identification number or your social security number, as appropriate.

3. Requests for Assistance or Additional Copies. Additional copies of the Offer Documents or this Notice of Withdrawal can be obtained on ENTRance, the Company’s intranet, or by contacting the Company’s stock administration department via email at stockadministration@entropic.com.

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